Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Initiates a Second Phase I Clinical Trial with MN-029 in Cancer Patients

Novel Vascular Targeting Agent Well Tolerated in Earlier Trial

SAN DIEGO, Calif. – June 17, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced the initiation of a second Phase I study with MN-029 in patients with solid tumors. MN-029 is a vascular targeting agent (VTA) that in preclinical studies demonstrated greater potency with possibly less cardiovascular and central nervous system toxicity than first generation VTAs. In September of 2004, the Company initiated a Phase I clinical trial in patients with solid tumors. That study is nearing completion.

“MN-029 has been well tolerated at each dosing level throughout the current Phase I clinical study, and we are planning in this second study to implement a more aggressive, yet simpler dosing schedule that will be compatible with a wide range of cancer treatment regimens,” stated Richard E. Gammans, Ph.D., Chief Development Officer at MediciNova.

MediciNova has exclusive worldwide rights to MN-029, which was acquired from Angiogene Pharmaceuticals of Oxford, U.K., in 2002.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.